SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Under Rule 14a-12


                            CIMETRIX INCORPORATED
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


     -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

         1) Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------
         2) Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------
         4) Proposed maximum aggregate value of transaction:

            --------------------------------------------------------------------
         5) Total fee paid:

            --------------------------------------------------------------------


[ ] Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:______________________________________________________
2) Form, Schedule or Registration Statement No.:________________________________
3) Filing Party:________________________________________________________________
4) Date Filed:__________________________________________________________________

                             CIMETRIX INCORPORATED
                           6979 South High Tech Drive
                         Salt Lake City, Utah 84047-3757



                                 April 15, 2003



Dear Shareholder:

     On behalf of the Board of Directors and management, we cordially invite you to attend the Annual Meeting of Shareholders for Cimetrix Incorporated, which will be held on Saturday, May 10, 2003, at 9:00 a.m. at the Company's headquarters, located at 6979 South High Tech Drive, Salt Lake City, Utah.

     At the meeting, your Board is asking you to elect four directors, to ratify the appointment of Tanner + Co. as the Company's independent accountants, and to transact such other business as may properly come before the meeting or any adjournment thereof. These proposals are fully set forth in the accompanying proxy statement, which you are urged to read thoroughly. We will also report on the progress of the Company.

     It is important that your shares are represented and voted at the meeting whether or not you plan to attend. Accordingly, you are requested to sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience.

                                Very truly yours,


                                By: /s/ Robert H. Reback
                                    --------------------
                                Robert H. Reback
                                President and Chief Executive Officer

                              CIMETRIX INCORPORATED


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 10, 2003
                         ---------------------------------

To our Shareholders:

     The Annual Meeting of the Shareholders of Cimetrix Incorporated, a Nevada corporation (the "Company"), will be held on Saturday, May 10, 2003, commencing at 9:00 a.m., in the Company's headquarters located at 6979 South High Tech Drive, Salt Lake City, Utah, to consider and vote on the following matters described in this notice and the accompanying Proxy Statement:

1. To elect four directors to the Company's Board of Directors to serve for one-year terms.

2. To ratify the appointment of Tanner + Co. as the Company's independent public accountants.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 21, 2003 as the record date for determination of shareholders entitled to vote at the Annual Meeting or any adjournments thereof, and only record holders of Common Stock at the close of business on that day will be entitled to vote. At the record date, 24,089,833 shares of Common Stock were issued and outstanding.

     TO ASSURE REPRESENTATION AT THE ANNUAL MEETING, SHAREHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. ANY SHAREHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE PREVIOUSLY RETURNED A PROXY. A PROXY MAY BE REVOKED BY WRITTEN REVOCATION FILED WITH THE SECRETARY OF THE COMPANY AT ANY TIME PRIOR TO THE ANNUAL MEETING.


                       By Order of the Board of Directors,



                       By: /s/ Brian L. Phillips
                          ----------------------
                       Brian L. Phillips
                       Secretary and Treasurer

April 15, 2003
Salt Lake City, Utah

                              CIMETRIX INCORPORATED
                           6979 South High Tech Drive
                         Salt Lake City, Utah 84047-3757

                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     This Proxy Statement is being sent on or about April 15, 2003 in connection with the solicitation of proxies by the Board of Directors of Cimetrix Incorporated, a Nevada corporation (the "Company" or "Cimetrix"). The proxies are for use at the 2003 Annual Meeting of the Shareholders of the Company, which will be held on Saturday, May 10, 2003, commencing at 9:00 a.m., at the Company's headquarters, 6979 South High Tech Drive, Salt Lake City, Utah, and at any adjournment thereof (the "Annual Meeting"). The record date for the Annual Meeting is the close of business on March 21, 2003 (the "Record Date"). Only holders of record of the Company's Common Stock on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. The Company is making this proxy solicitation.

     A proxy card is enclosed. Whether or not you plan to attend the Annual Meeting in person, please sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided, to ensure that your shares will be voted at the Annual Meeting. Any shareholder who returns a proxy has the power to revoke it at any time prior to its effective use by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Unless contrary instructions are given, any such proxy, if not revoked, will be voted at the Annual Meeting for the four nominees for election as directors and to ratify the appointment of Tanner + Co. as the Company's independent public accountants, as set forth in this Proxy Statement.

     At the Record Date, March 21, 2003, there were 24,089,833 shares of the Company's Common Stock issued and outstanding, all of which are entitled to be voted at the meeting. No other voting securities of the Company were outstanding at the Record Date. The presence, either in person or by proxy, of persons entitled to vote a majority of the Company's outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum, but are not considered as having voted for purposes of determining the outcome of a vote. There is no cumulative voting.

     Holders of the Common Stock have one vote for each share on any matter that may be presented for consideration and action by the share owners at the Annual Meeting. In order for action to be taken on any matter, votes received in favor must exceed votes against, except the election of directors. Directors may be elected by a plurality vote. The four nominees for director receiving the highest number of votes at the Annual Meeting will be elected.

     The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy, and the cost of soliciting proxies relating to the Annual Meeting, will be borne by the Company. The Company may request banks and brokers to solicit their customers who beneficially own Common Stock listed of record in names of nominees, and will reimburse such banks and brokers for their reasonable out-of-pocket expenses for such solicitations. The solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by officers, directors and regular employees of the Company, but no additional compensation will be paid to such individuals.

                              ELECTION OF DIRECTORS

                                   Proposal 1

Nominees

     The Board of Directors has determined that the four directors named below will be nominated for election as directors at the Annual Meeting. Each nominee has consented to being named in the Proxy Statement as a nominee for election as director and has agreed to serve as director if elected.

     The Board of Directors has advised the Company that it intends at the Annual Meeting to direct the voting of shares covered by the proxies for the election of the nominees named below, unless contrary instructions are given in the Proxy form. If any one or more of such nominees should for any reason become unavailable for election, the Board of Directors may vote for the election of such substitute nominees as the Board of Directors may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter. Each Director presently serves for a term of one year or until his successor is elected.

     The nominees for election as directors at the Annual Meeting are set forth below.

                                  Director or         Position with
Name                    Age       Officer since       the Company
----                    ---       -------------       -------------
Joe K. Johnson          45        April 2001          Director, Interim Chief
                                                       Financial  Officer
Robert H. Reback        43        January  1996       Director,  President & CEO
Alan Weber              51            N/A             Nominee for Director
Scott C. Chandler       41            N/A             Nominee for Director


Biographical Information

     There is no family relationship among the current directors and executive officers. There is no arrangement or understanding between any director and any other person pursuant to which the director was or is to be selected as a director or nominee. The following sets forth brief biographical information for each director and nominee.

     Joe K. Johnson has served as a director of the Company since April 2001. He was also appointed as Interim Chief Financial Officer in November 2002. Since 1998, Mr. Johnson has been the manager of Aspen Capital Resources, LLC, an investment company that provides bridge financing to public companies. Aspen Capital Resources, LLC has financed several companies since 1998. From 1983 to 1998, Mr. Johnson was President of Aspen Finance, a Salt Lake City insurance agency. Mr. Johnson attended the University of Utah, majoring in Finance. Mr. Johnson served as a director of Covol Technologies, Inc. from 1998 to 1999 and has served as a director of First Scientific, Inc. since April 2001.

     Robert H. Reback, President and Chief Executive Officer, joined Cimetrix as Vice President of Sales in January 1996, was promoted to Executive Vice President of Sales in January, 1997 and was promoted to President on June 25, 2001. Mr. Reback was appointed a director in July 2002. Prior to joining Cimetrix, Mr. Reback was the District Manager of Fanuc Robotics' West Coast business unit from 1994 to 1995. From 1985 to 1993, he was Director of Sales/Account Executives for Thesis, Inc., a privately-owned supplier of factory automation software and was previously a Senior Automation Engineer for Texas Instruments. Mr. Reback has a B.S. degree in Mechanical Engineering and a M.S. degree in Industrial Engineering from Purdue University.

     Alan Weber was nominated on April 10, 2003 by the Board of Directors to be included in this year's proxy statement as a director nominee. Mr. Weber is the President of Alan Weber and Associates, Inc., a consulting company specializing in semiconductor Advanced Process Control, eDiagnostics, and other related manufacturing systems technologies. Before founding his own company he was the Vice President/General Manager of the KLA-Tencor Control Solutions Division, which was acquired from ObjectSpace, Inc. in March 2000. While at ObjectSpace, Mr. Weber was responsible for all aspects of the company's semiconductor manufacturing system business. Before joining ObjectSpace in early 1997, Mr. Weber spent eight years at SEMATECH and was responsible for advanced manufacturing systems and related standards R&D. Prior to this Mr. Weber spent 16 years at Texas Instruments, managing a variety of technology programs in the semiconductor CAD and industrial automation/control businesses. Mr. Weber has B.A. and M.E.E. degrees in Electrical Engineering from Rice University.

     Scott C. Chandler was nominated on April 10, 2003 by the Board of Directors to be included in this year's proxy statement as a director nominee. Since 2002 Mr. Chandler has been Managing Partner for Franklin Court Partners, LLC, a consulting firm designed to help companies develop business plans, raise initial funding, secure additional rounds of financing and assist in operational and financial restructuring. From 1998 to 2001, Mr. Chandler was Chief Financial Officer (1998-2000) and Senior Vice President for Global Business Development (2000-2001) for RHYTHMS NetConnections, a leading provider of broadband services utilizing digital subscriber line (DSL) technology. At RHYTHMS, Mr. Chandler was responsible for raising over $2 Billion for the company and in 2001 led the financial restructuring of RHYTHMS which resulted in the sale of its assets to Worldcom. From 1996 to 1998 Mr. Chandler served as President and Chief Executive Officer of C-COR.net, a pioneer in the cable television industry. Under Mr. Chandler's leadership, C-COR.net's revenues increased to over $150 million, and was named by FORTUNE magazine as one of the 100 fastest-growing public companies. Mr. Chandler earned an M.B.A. from the Wharton School of Business at the University of Pennsylvania, and a B.A. from Whitworth College. Mr. Chandler currently serves as a member of the Board of Directors for two privately held companies.



          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                                   Proposal 2

     The Audit Committee has recommended and the Board of Directors has appointed Tanner + Co. to serve as the Company's auditors for the fiscal year ended December 31, 2003. Tanner + Co. has audited the Company's financial statements since fiscal year ended December 31,1997. Representatives from the firm are expected to be present at the Annual Meeting of Shareholders, where they will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     The Board of Directors recommends that the shareholders vote "for" ratification of the appointment of Tanner + Co. as the Company's independent public accountants for fiscal year 2003.


Audit Fees

     Tanner + Co. billed the Company approximately $39,000 for professional services related to the review of the Company's financial statements on Form 10-Q filed in 2001, and for the audit of the Company's annual financial statements on Form 10-K for the fiscal year ended December 31, 2001. Tanner + Co. billed the Company approximately $47,000 for professional services related to the review of the Company's financial statements on Form 10-Q filed in 2002, and for the audit of the Company's annual financial statements on Form 10-K for the fiscal year ended December 31, 2002.

Audit-Related Fees

     None

Tax Fees

     Tanner + Co. billed the Company approximately $7,000 for services related to the preparation and filing of the Company's Federal and State Income Tax returns for the fiscal year ended December 31, 2001. Tanner + Co. billed the Company approximately $6,000 for services related to the preparation and filing of the Company's Federal and State Income Tax returns for the fiscal year ended December 31, 2002.

All Other Fees

     Tanner + Co. billed the Company approximately $9,000 for the purchase and installation of upgraded accounting software and assistance related to the filing of reports on the EDGAR system of the Securities Exchange Commission for the fiscal year ended December 31, 2001. Tanner + Co. billed the Company approximately $3,000 for the purchase of accounting software support and other accounting assistance for the fiscal year ended December 31, 2002.


                          BOARD MEETINGS AND COMMITTEES

Board Meetings

     The Company's Board of Directors met twelve times during 2002. Each of the Company's directors attended at least 75% of the meetings of the Board of Directors. All directors of the Company hold office until the next annual meeting of shareholders and until their successors have been elected and qualified.

Audit Committee

     The Audit Committee consists of the two non-management directors, Lowell K. Anderson and Richard Gommermann. Each member of the audit committee is considered independent and qualified in accordance with applicable independent director and audit committee listing standards. The Company's Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee met one time in fiscal year 2002 and has already met one time in fiscal 2003.

Audit Committee Report

     The Audit Committee has met with management and discussed the Company's internal controls, the quality of the Company's financial reporting, the results of internal and external audit examinations, and the audited financial statements. In addition, the Audit Committee has met with the Company's independent auditors, Tanner + Co., and discussed all matters required to be discussed by the auditors with the Audit Committee under Statement on Auditing Standards No. 61 (communication with audit committees). The Audit Committee received and discussed with the auditors their annual written report on their independence from the Company and its management, which is made under Independence Standards Board Standard No. 1 (independence discussions with audit committees), and considered with the auditors whether the provision of financial information systems design and implementation and other non-audit services provided by them to the Company during 2002 was compatible with the auditors' independence.

     In performing these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company's management, which is responsible for the integrity of the Company's internal controls and its financial statements and reports, and the Company's independent auditors, who are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards in the United States of America, and for issuing a report on these financial statements.

     Based upon the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

                            Respectfully submitted ,

                            Lowell K. Anderson
                            Richard Gommermann



                               EXECUTIVE OFFICERS

     The following table sets forth certain biographical information with respect to the executive officers of the Company:


Name                     Age     Title
----                     ---     -----
Robert H. Reback         43      President and Chief Executive Officer, Director
David P. Faulkner        47      Executive Vice President of Sales and Marketing
Michael D. Feaster       32      Vice President of Software Development
Steven K. Sorensen       44      Vice President and Chief Technical Officer


     Each officer serves at the discretion of the Board of Directors. There is no arrangement or understanding between any officer and any other person pursuant to which the officer was or is to be selected as a officer or nominee. There are no family relationships between any of the officers and/or between any of the officers and directors.

     David P. Faulkner was appointed as Executive Vice President of Sales and Marketing in June 2002. He joined the Company as Executive Vice President of Operations in August 1996, was appointed Executive Vice President of Marketing in January 1997, and Managing Director of Machine Control Products in June 2001. From 1986 to 1996, Mr. Faulkner was employed as manager of PLC Marketing, manager of Automotive Operations and district sales manager for GE Fanuc Automation, a global supplier of factory automation computer equipment specializing in programmable logic controllers, factory software and computer numerical controls. Mr. Faulkner has a B.S. degree in Electrical Engineering and an M.B.A. degree from Rensselaer Polytechnic Institute.

     Michael D. Feaster, has served as Vice President of Software Development of the Company since December 1998. From April 1998 to December 1998, he was Director of Customer Services of the Company. From 1994 to 1998, Mr. Feaster was Vice President of Software Development at Century Software, Inc. During that time, Century Software, Inc. was a global supplier of PC to UNIX connectivity software, specializing in internet access of Windows to legacy mission critical applications. From 1988 to 1994, he served as a software engineer contractor and subcontractor for such companies as Fidelity Investments, IAT, Inc., NASA, and Mexico's Border Inspection Division. Mr. Feaster attended Southwest Missouri University from 1987 to 1990.

     Dr. Steven K. Sorensen, has served as Vice President and Chief Technical Officer of the Company since November 2001. Prior to that he served as Vice President and Chief Engineer from May 1990 to November 2001. Prior to joining the Company, Dr. Sorensen was an Associate Professor of Engineering at Brigham Young University, Provo, Utah, where he received his Ph.D. degree in Mechanical Engineering. Dr. Sorensen has been working to develop the Company's technology for the past thirteen years and is one of the principal architects of many of the Company's most important products.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

     Directors of the Company receive no cash compensation, but are reimbursed for expenses. Each director has been granted stock options to purchase shares of common stock at an exercise price per share equal to or in excess of 110% of the market price at the time of grant. Options vest immediately and become exercisable at a pro rata amount each month, such that 100% of the options become exercisable within one year after the date of grant. The following table summarizes the options held by each of the Company's directors.

                       Exercise    Exercise     Exercise         Exercise
                       Price       Price        Price            Price
Name                   $0.35 (1)   $1.00 (2)    Price $2.50(3)   Price $3.50 (4)
-----                  ---------   ---------    --------------   ---------------
Lowell K. Anderson (5)  50,000     50,000       48,000           24,000
Joe K. Johnson          50,000     50,000            0                0
Richard Gommermann (5)  50,000     50,000            0                0
Randall A. Mackey (5)   50,000     50,000       48,000           24,000
Alan Weber (6)               0          0            0                0
Scott C. Chandler (6)        0          0            0                0
___________________________
(1) All options exercisable at $0.35 per share were granted in October 2002.
(2) All options exercisable at $1.00 per share were granted in July 2001.
(3) Messrs. Anderson and Mackey were each granted options to purchase 8,000, 24,000 and 24,000 shares of the Company's common stock at $2.50 per share, in January 1998, June 1998 and June 1999, respectively. In January 2003, 8,000 of these options expired, none having been exercised.
(4) All options exercisable at $3.50 per share were granted in June 2000.
(5) Messrs. Anderson, Gommermann, and Mackey have not been nominated for re-election to the Board of Directors and their terms as Board members will expire when their successors are elected at the annual meeting, on May 10, 2003.
(6) On April 10, 2003, Messrs. Weber and Chandler were nominated to serve as Directors. Their names are being presented for election to the Board at the annual meeting on May 10, 2003.

Executive Officer Compensation

     The following table discloses compensation, for the three fiscal years ended December 31, 2002, 2001 and 2000, respectively, paid by the Company to the named executive officers whose annual compensation equals or exceeds $100,000 (collectively the "Named Executive Officers").

                                                  SUMMARY COMPENSATION TABLE
                                                                                    Long-Term Compensation
                                                                         -----------------------------------------
                                                                                 Awards                 Payout
                                         Annual Compensation             -------------------------      ------
                                -------------------------------------    Restricted     Securities      Long-term
                                                                           Stock        Underlying      Incentive        All Other
Name and Principal Position     Year    Salary($)   Bonus($)    Other     Awards ($)     Options        Payout ($)     Compensation
---------------------------     ----    ---------   --------    -----     ----------    ----------      ----------     ------------
Robert H. Reback, President     2002     150,046         0         0          0                0             0            10,309 (1)
                                2001     145,000         0         0          0          650,000             0             9,175 (1)
                                2000     133,713    20,000 (6)     0          0          100,000             0             7,670 (1)


David P. Faulkner, Executive    2002     149,921         0         0          0                0             0            10,059 (2)
 Vice President of Sales and    2001     145,000         0         0          0          500,000             0             8,925 (2)
                                2000     120,000    15,000 (6)     0          0          100,000             0             7,670 (2)


Michael D. Feaster, Vice        2002     123,509         0         0          0                0             0             6,934 (3)
 President of Software          2001     123,500         0         0          0          300,000             0             5,537 (3)
 Development                    2000     114,328    10,000 (6)     0          0          100,000             0             5,208 (3)


Steven K. Sorensen, Vice        2002      99,750         0         0          0                0             0             2,948 (4)
 President and Chief Engineer   2001      97,500         0         0          0          300,000             0             2,859 (4)
                                2000      97,369     5,000 (6)     0          0                0             0             2,436 (4)


Steven D. Hausle,               2002      57,081         0 (7)     0          0                0             0             1,770 (5)
 Former President of            2001     220,000         0         0          0                0             0             5,632 (5)
 Semiconductor Division         2000     128,333         0         0          0          200,000             0             3,269 (5)

------------------------------------

(1) For the years 2002, 2001 and 2000, respectively, this amount includes matching contributions of $2,500, $2,400 and $2,400 to the Company's 401k plan , payments of $1,209, $1,175, and $1,070, for term life insurance premiums and $6,600, $5,600, and $4,200 for an automobile allowance.

(2) For the years 2002, 2001 and 2000, respectively, this amount includes matching contributions of $2,250, $2,150, and $2,400 to the Company's 401k plan, payments of $1,209, $1,175, and $1,070 for term life insurance premiums and $6,600, $5,600, and $4,200 for an automobile allowance.

(3) Includes matching contributions of $1,634 and $260 to the Company's 401k plan for year 2002 and 2001, respectively. Also includes $1,100, $1,077, and $1,008 for term life insurance premiums in 2002, 2001 and 2000, respectively. Also includes $4,200 for an automobile allowance in 2002, 2001 and 2000.

(4) For the years 2002, 2001 and 2000, respectively, this amount includes matching contributions of $2,000, $1,947 and $1,700 to the Company's 401k plan, and payments of $948, $912 and $805 for term life insurance premiums.

(5) Includes matching contributions of $4,228 and $2,567 to the Company's 401k plan for 2001 and 2000, respectively. Includes $1,404 and $702 for term life insurance premiums in 2001 and 2000, respectively.

(6) Bonus amounts listed on the table are shown in the year they were earned. Actual payments were made in the subsequent fiscal period.

(7)  Mr. Hausle was no longer employed with the Company effective May 3, 2002.



                          OPTION GRANTS IN LAST FISCAL YEAR

     The table titled "Option Grants in Last Fiscal Year" has been omitted because there were no options granted to the Executive Officers of the Company during the fiscal year ended December 31, 2002. However, subsequent to year end, on January 2, 2003, Mr. Reback was granted options to purchase 300,000 shares of common stock, Messrs. Faulkner and Feaster were each granted options to purchase 250,000 shares of common stock, and Mr. Sorensen was granted options to purchase 150,000 shares of common stock.


                                             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                 AND FISCAL YEAR-END OPTION VALUES


                                                            Number of Securities              Value of Unexercised
                                                           Underlying Unexercised            In-the-Money Options at
                           Shares                       Options at Fiscal Year-End (#)        Fiscal Year-End ($)(1)
                         Acquired on      Value         ------------------------------    ------------------------------
Name                     Exercise (#)   Realized ($)    Exercisable      Unexercisable    Exercisable      Unexercisable
----                     -----------    ------------    -----------      -------------    -----------      -------------
Robert H. Reback              0              0            483,333           266,667            0                 0
David P. Faulkner             0              0            458,333           241,667            0                 0
Michael D. Feaster            0              0            333,750           166,250            0                 0
Steven K. Sorensen            0              0            200,000           100,000            0                 0

-------------------
(1) Closing market value per share of the Company's common stock at December 31,
2002, of $.12,  minus the respective  exercise  prices of $0.35,  $1.00,  $2.50,
$3.00, or $3.50.


             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

     The table titled "Long-Term Incentive Plans - Awards in Last Fiscal Year" has been omitted because there were no long-term incentive plan awards during the year ended December 31, 2002, to either the Company's Executive Officers or Directors.


                              EMPLOYMENT AGREEMENTS


President and Chief Executive Officer

     The Company has an employment agreement, effective November 30, 2001, with Robert H. Reback. The agreement provides that Mr. Reback be employed as President and Chief Executive Officer of the Company for a term ending December 31, 2003. In the agreement, Mr. Reback is to receive an annual salary of $150,000, which is subject to increases as the Board of Directors determines in its discretion. In addition, Mr. Reback is eligible to receive a cash bonus at the end of each fiscal year, upon the satisfaction of the performance objectives that shall be determined by the Board of Directors on an annual basis.

     The employment agreement also provides for the grant of stock options under the 1998 Incentive Stock Option Plan to purchase 650,000 shares of the Company's common stock, at an exercise price of $1.00 per share, which was in excess of 110% of fair market value at date of grant. The options are exercisable over a five year period from the date of grant and vest in equal amounts on December 31, 2001, 2002 and 2003. In addition, the employment agreement provides that Mr. Reback cannot compete with the Company during the term of the agreement and for a period of two years thereafter.

     The agreement further provides for severance pay equal to Mr. Reback's annual salary in effect, but not more than the salary left to be paid during the remainder of the agreement, if Mr. Reback is terminated without cause by the Company or resigns for "good reason" (as such terms are defined in the agreement) and, in such events, all of Mr. Reback's options under the Company's stock option plan become fully exercisable for their remaining term. If a change in control of the Company occurs, Mr. Reback is entitled to accelerated vesting of his options.

Other Executive Officers

     The Company also has employment agreements, effective November 30, 2001, with each of David P. Faulkner, Michael D. Feaster, and Dr. Steven K. Sorensen. The respective agreements provide that Mr. Faulkner be employed as Executive Vice President and Managing Director of Machine Control Products, that Mr. Feaster be employed as Vice President of Software Development, and that Dr. Sorensen be employed as Vice President and Chief Technical Officer. The term of each agreement ends on December 31, 2003. Under the respective agreements, Mr. Faulkner's annual salary is $150,000, Mr. Feaster's annual salary is $125,000, and Dr. Sorensen's annual salary is $100,000 or, in each case, such higher salary as the Board of Directors determines. Each agreement provides that the executive officer is eligible to receive a cash bonus at the end of each fiscal year, upon the satisfaction of performance objectives as shall be determined by the President and Chief Executive Officer of the Company on an annual basis.

     The respective employment agreements provide for the granting of stock options under the 1998 Incentive Stock Option Plan to purchase shares of the Company's common stock, at an exercise price of $1.00 per share. The options are exercisable over a five-year period from the date of grant and vest in equal amounts on December 31, 2001, 2002 and 2003. Under the respective agreements, Mr. Faulkner was granted options to purchase 500,000 shares of common stock, Mr. Feaster was granted options to purchase 200,000 shares of common stock, and Dr. Sorensen was granted options to purchase 300,000 shares of common stock. Each agreement also provides that the executive officer cannot compete with the Company during the term of the agreement and for a period of two years thereafter.

     Each agreement further provides for severance pay in an amount equal to six months of the annual salary then payable to the executive officer, but not more than the salary left to be paid for the remainder of the agreement, if the executive is terminated without cause by the Company or resigns for "good reason" (as such terms are defined in the agreements) and, in such events, all of the options under the option plan become fully exercisable for their remaining term. If a change of control of the Company occurs, each executive officer is entitled to accelerated vesting of his options.

     The Company entered into an agreement, effective November 30, 2001 with Mr. Riley Astill as its Chief Financial Officer at an annual salary of $80,000, and options to purchase 150,000 shares of common stock. However, in November 2002, Mr. Astill resigned, forfeiting any and all stock options, with no further payments being due under the agreement.

     The Company entered into a letter agreement, effective May 15, 2000, with Steven D. Hausle, providing for the employment of Mr. Hausle for a period of two years ending May 15, 2002, with an annual salary of not less than $220,000. The agreement further provided for the grant of stock options under the 1998 Incentive Stock Option Plan to purchase 200,000 shares of the Company's common stock, at an exercise price of $5.00 per share. In May 2002, Mr. Hausle's employment with the Company was terminated along with this agreement, and the Company has no further obligations related to it.


             BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors, including Lowell K. Anderson, Richard Gommermann, and Randall A. Mackey, each of whom is an outside director, reviewed and approved the compensation and fringe benefits for the Company's officers. The Board evaluates the performance of all officers and administers the Company's compensation program for its officers. Although the Board of Directors votes on and approves compensation for the Chief Executive Officer, Mr. Reback abstains from participating in the vote. There are no relationships that are considered interlocks.

               BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

     The Company does not have a compensation committee. Decisions regarding executive compensation are made by the Board of Directors.

Compensation Philosophy

     The  Company's  compensation   philosophy  for  officers  conforms  to  its
compensation philosophy for all employees generally. The Company's compensation is designed to:

- Provide compensation comparable to that offered by companies with similar business, allowing the Company to successfully attract and retain the employees necessary to its long-term success.

-    Provide   compensation   that   rewards   individual   achievement   and
     differentiates among employees based upon individual performance.

- Provide incentive compensation that varies according to both the Company's success in achieving its performance goals and the employee's contribution to that success; and

- Provide an appropriate linkage between employee compensation and the creation of shareholder value through awards that are tied to the Company's financial performance and by facilitating employee stock ownership.

     In furtherance of these goals, the Company's officers' compensation comprises salary, annual cash bonuses, long-term incentive compensation in the form of stock options and various fringe benefits, including medical benefits, 401(k) savings plan, and a car allowance.

Annual Compensation

Base Salary

     The Board of Directors reviewed the salaries of all the officers of the Company for fiscal year 2002. Salary decisions concerning the officers were based upon a variety of considerations consistent with the compensation philosophy stated above. First, salaries were competitively set relative to both other companies in the software industry and other comparable companies. Second, the Board of Directors considered each officer's level of responsibility and individual performance, including an assessment of the person's overall value to the Company. Third, internal equity among employees was factored into the decision. Finally, the Board of Directors considered the Company's financial performance and its ability to absorb any increases in salaries. For fiscal year 2002 there were no increases in base salary for any of the Company's officers.

Annual Incentive Bonuses

     Each officer is eligible to receive an annual cash bonus that is generally paid pursuant to an incentive compensation formula established at the beginning of a year in connection with the preparation of the Company's operating budget for the year. In formulating decisions with respect to cash bonus awards, the Board of Directors evaluates each officer's role and responsibility in the Company and other factors that the Board deems relevant to motivate each officer to achieve strategic performance goals. Long-Term Compensation

Stock Options

     The Company has a stock option plan (the 1998 Incentive Stock Option Plan) that is designed to align the interests of the shareholders and the Company's officers in the enhancement of shareholder value. Stock options are granted under the plan by the Board of Directors, including at least a majority vote by the disinterested members of the board who are currently Lowell K. Anderson, Richard Gommermann, and Randall A. Mackey. Stock options are granted at an exercise price not lower than the fair market value of the Company's common stock on the date of grant. In making decisions regarding the stock option plan, the Board of Directors evaluates the Company's overall financial performance for the year, the desirability of long-term service from an officer and the number of stock options held by other officers in the Company who have the same, more or less responsibility. To encourage long-term performance, the stock options granted under the plan generally vest ratably over a four-year period and expire five years after the date of grant.

Compensation of Chief Executive Officer

     Since June 2001, Robert H. Reback has been the President and Chief Executive Officer of the Company. Compensation for Mr. Reback for fiscal year 2002 was based upon the compensation philosophy stated above. During fiscal year 2002, Mr. Reback received a base annual salary amount of $150,000. This base salary amount was unchanged from fiscal year 2001. Mr. Reback is also eligible to receive an annual cash bonus based upon the compensation philosophy regarding bonuses stated above. Though eligible to receive an annual bonus, Mr. Reback did not receive any such bonus in fiscal year 2002.

     Mr. Reback is eligible to participate in the Company's long-term incentive programs. During fiscal year 2002, Mr. Reback did not receive any incentive stock options to purchase shares of the Company's common stock. However, subsequent to year end, on January 2, 2003, Mr. Reback was granted options to purchase 300,000 shares of common stock. In fiscal year 2001, Mr. Reback received options to purchase 650,000 shares of the Company's common stock. The total compensation for Mr. Reback for fiscal years 2002, 2001 and 2000 is disclosed in the "Summary Compensation Table" above, and primarily consisted of salary and stock options.


                            Respectfully submitted,

                            Randall A. Mackey
                            Joe K. Johnson
                            Lowell K. Anderson
                            Richard Gommermann

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In December 2002 the Company issued 600 warrants to Joe K. Johnson, a member of the Company's Board of Directors. Each warrant entitles Mr. Johnson to purchase 500 shares of the Company's common stock at $0.35 per share, for a total of 300,000 shares. These warrants were authorized to be issued to any holders of the Company's 1997 Senior Notes, that had either converted their Senior Notes into the Company's common stock or would agreed to convert their Senior Notes into common stock at a price greater than $0.75 per share. Mr. Johnson exchanged $600,000 of 1997 Senior Notes for 400,000 shares of the Company's common stock in June 1998.

     In May 2000, the Company purchased a residential property, which it immediately resold to Michael D. Feaster, the Company's Vice President of Software Development. The Company received in return a promissory note, with a principal balance of $417,557, bearing interest at 10%, secured by the property. Interest payments were to be made twice each month, with the principal due on May 31, 2002. On April 3, 2001, Mr. Feaster paid $379,200, leaving a balance due on the note in the amount of $38,357. On April 27, 2001, Mr. Feaster paid the remaining balance on the note.

     Randall A. Mackey, Chairman of the Board of the Company, is President and a shareholder of the law firm of Mackey Price & Thompson, which has rendered legal services to the Company. Legal fees and expenses paid to Mackey Price & Thompson for fiscal years ending December 31, 2000, 2001 and 2002 totaled $27,964, $135,825, and $117,068, respectively.

     On March 18, 2002, Steven D. Hausle, then President of the Company's semiconductor division, was suspended pending investigation by the Company into alleged violations of Company policy and Company proprietary interests. On April 12, 2002, Steven D. Hausle, Daniel J. Garnett M.D., Stephanie A. Garnett, Axcient Corporation, and Ronald Tripiano, as plaintiffs, filed suit against the Company, Robert H. Reback and Randall A. Mackey, as defendants, in United States District Court, Northern District of California, San Jose Division, Case Number C02-01769. The complaint alleges breach of oral and written contract, fraud, negligent misrepresentation, breach of privacy, unfair competition, wrongful termination, negligence and shareholder derivative claims for breach of fiduciary duties, constructive fraud, negligence, and seeks injunctive and declaratory relief. The plaintiffs are demanding $16,000,000 and a jury trial. In response to the complaint, the Company filed a motion to dismiss and/or transfer. Messrs. Reback and Mackey also filed a motion to dismiss and/or transfer. Although the court issued "Tentative Rulings" granting and denying various aspects of the motions, a final ruling on the motions has yet to be issued. The Company believes the complaint is without merit and intends to continue to vigorously defend the action. On May 16, 2002, the Company filed an action in the United States District Court, District of Utah, Case Number 2-02CV-0484K asserting certain claims against Mr. Hausle and Axcient Corporation. No response has been filed, as by agreement the date to respond falls within a period after the court rules on the aforesaid motions in the California case.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and greater than 10% shareholders to file reports of ownership and periodic changes in ownership of the Company's common stock with the Securities and Exchange Commission. These reports are made on Forms 3,4, and 5. Such persons are also required to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on its review of the copies of Forms 3, 4, and 5 received with respect to fiscal year 2002, or written representations from certain reporting persons, the Company believes that all filing requests applicable to its directors, officers and greater than 10% beneficial owners were complied with, except that (i) Dr. Lowell K. Anderson, Richard Gommermann, Joe K. Johnson and Randall A. Mackey, directors of the Company, through an oversight, each filed a late Form 4 reporting the receipt of stock options; and (ii) Robert H. Reback, David P. Faulkner, Dr. Steven K. Sorensen, Michael D. Feaster, officers of the Company, through an oversight, each filed a late Form 4 reporting the receipt of stock options.


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information with respect to beneficial ownership of the Company's common stock (inclusive of options and warrants), as of April 15, 2003, for each beneficial owner of more than 5% of the Company's common stock that is known to the Company:


                                             Number of Shares    Percent of
Name and Address                             of Common Stock     Ownership
--------------------------------------       ----------------    -----------
Securities and Exchange Commission v.
Paul A. Bilzerian, et al., Civil Action
89-1854 (SSH) Receivership Estate (1)(2)      6,207,649              25.8%
1994 Bilzerian Irrevocable Trust (1)(2)       1,648,500               6.9%
Joe K. Johnson, Director (3)(4)(5)            1,549,693               6.4%
---------------------------------------

(1) The address for the Receivership Estate is Piper Murbury Rudnick & Wolfe LLP, 1200 Nineteenth Street, N.W., Washington, D.C. 20036-2412. The address for the 1994 Bilzerian Irrevocable Trust is Park Tower, Suite 2630, 400 North Tampa Street, Tampa, Florida 33602.

(2) Under the terms of the Final Judgment by Consent Against Terri L. Steffen, Overseas Holding Limited Partnership, Overseas Holding Co., Bicoastal Holding Co., The Paul A. Bilzerian and Terri L. Steffen 1994 Irrevocable Trust, Loving Spirit Foundation and Puma Foundation, Civil Action No. 89-1854 (RCL), dated January 16, 2002, Judge Royce C. Lamberth of the United States District Court for the District of Columbia ordered that such shares be subject to an irrevocable proxy in favor of the court appointed receiver who is Deborah R. Meshulan of the Washington, D.C. law firm of Piper Marbury Rudnick & Wolfe LLP until such shares are disposed of in an arms-length transaction. Also includes shares delivered to the receiver by Mr. Ernest B. Haire, III, pursuant to the same civil action. The legal name of the 1994 trust is "The Paul A. Bilzerian and Terri L. Steffen 1994 Irrevocable Trust for the benefit of Adam J. Bilzerian and Dan B. Bilzerian".

(3) The address for Mr. Johnson is c/o Cimetrix Incorporated, 6979 South High Tech Drive, Salt Lake City, Utah 84047-3757.

(4) Includes 83,332 shares of common stock which Mr. Johnson has the right to acquire within 60 days upon the exercise of stock options. Includes 800,000 shares held by Aspen Capital Resources, LLC, of which Mr. Johnson is the manager. Also includes shares held by the Johnson Fixed Charitable Trust and the Johnson Foundation, for which Mr. Johnson is a Trustee.

(5) Shares of common stock subject to options currently exercisable or exercisable within 60 days after the Record Date are deemed outstanding for purposes of computing Mr. Johnson's percentage ownership.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information with respect to beneficial ownership of the Company's common stock (inclusive of options and warrants), as of April 15, 2003 for each executive officer of the Company and all executive officers and directors as a group:


                                       Number of Shares         Percent of
Name,  Title, and Address(1)           of Common Stock          Ownership (11)
----------------------------           -----------------       ---------------
Joe K.Johnson, Director (2)                  1,549,693               6.4%
Dr. Lowell K. Anderson,  Director (3)          310,782               1.3%
Richard  Gommermann, Director (4)              318,682               1.3%
Randall A. Mackey,  Director (5)               155,332                *
Robert H. Reback, President, CEO
and Director (6)                               656,833               2.7%
Alan Weber, Director (7)                             0                *
Scott C. Chandler Director (7)                       0                *
Steven K. Sorensen, VP and Chief Engineer (8)  442,390               1.8%
Michael D. Feaster, VP of Software Dev. (9)    340,000               1.4%
David P. Faulkner, Exec. VP of
Sales & Mktg. (10)                             530,833               2.2%
Executive officers and directors
as a group (8 persons)                       4,304,545              17.7%
-----------------------------
*  Less than 1%.


(1) The address for Mr. Johnson is 8989 South Schofield Circle, Sandy, Utah 84093. The address for Dr. Anderson is 2848 North Foothill Drive, Provo, Utah 84604. The address for Mr. Mackey is 1474 Harvard Avenue, Salt Lake City, Utah 84105. The address for Mr. Gommermann is 515 Ash Street, Denver, Colorado 80220. The addresses for Messrs. Reback, Sorensen, Feaster, and Faulkner, are c/o Cimetrix Incorporated, 6979 South High Tech Drive, Salt Lake City, Utah 84047-3757.

(2) Includes 83,332 shares of common stock which Mr. Johnson has the right to acquire within 60 days upon the exercise of stock options. Includes 800,000 shares held by Aspen Capital Resources, LLC, of which Mr. Johnson is the manager. Also includes shares held by the Johnson Fixed Charitable Trust and the Johnson Foundation, for which Mr. Johnson is a Trustee.

(3) Includes 155,332 shares of common stock which Dr. Anderson has the right to acquire within 60 days upon the exercise of stock options.

(4) Includes 37,500 shares of common stock which Mr. Gommermann has the right to acquire within 60 days upon the exercise of warrants. Also includes 83,332 shares of common stock which Mr. Gommermann has the right to acquire within 60 days upon the exercise of stock options.

(5) Includes 155,332 shares of common stock which Mr. Mackey has the right to acquire within 60 days upon the exercise of stock options.

(6) Includes 508,333 shares of common stock which Mr. Reback has the right to acquire within 60 days upon the exercise of stock options. Also includes 37,500 shares which Mr. Reback has the right to acquire within 60 days upon the exercise of warrants.

(7) Messrs. Weber and Chandler have been nominated to serve as Directors only. Their terms will begin May 10, 2003 if elected by a majority of votes at the Shareholders Meeting on that date.

(8) Includes 200,000 shares of common stock which Mr. Sorensen has the right to acquire within 60 days upon the exercise of stock options.

(9) Includes 340,000 shares of common stock which Mr. Feaster has the right to acquire within 60 days upon the exercise of stock options.

(10) Includes 508,333 shares of common stock which Mr. Faulkner has the right to acquire within 60 days upon the exercise of stock options. Also includes 22,500 shares of common stock which Mr. Faulkner has the right to acquire within 60 days upon the exercise of warrants.

(11) All applicable percentage ownership is based on 24,089,833 shares of common stock outstanding as of the Record Date, together with applicable options and warrants for the share owners. Shares of common stock subject to options currently exercisable or exercisable within 60 days after the Record Date, are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage of any other person.

     PERFORMANCE GRAPH The following graph shows a comparison of the five year cumulative total return for the Company's Common Stock, the Nasdaq Stock Market (U.S.) Index, and the Nasdaq Computer and Data Processing Stocks Index, assuming an investment of $100 on December 31, 1997. The cumulative return of the Company was computed by dividing the difference between the price of the Company's Common Stock at the end and the beginning of the measurement period (December 31, 1997 to December 31, 2002) by the price of the Company's Common Stock at the beginning of the measurement period.



                                [OBJECT OMITTED]

                                  ANNUAL REPORT

     A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2002 (including audited financial statements) accompanies this proxy statement. An additional copy will be furnished without charge to beneficial stockholders or stockholders of record upon request to Joe K. Johnson, Interim Chief Financial Officer, Cimetrix Incorporated, 6979 South High Tech Drive, Salt Lake City, Utah 84047-3757.

                             SHAREHOLDERS PROPOSALS

     Shareholders who wish to include proposals for action at the Company's 2004 Annual Meeting of Shareholders in next year's proxy statement must, in addition to other applicable requirements, cause their proposals to be received in writing by the Company at its address set forth on the first page of this Proxy Statement no later than January 1, 2004. Such proposals should be addressed to the Company's Secretary and may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

                                  OTHER MATTERS

     Management knows of no matters other than those listed in the attached Notice of the Annual Meeting, which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy will vote all proxies given to them in accordance with their best judgment of such matters.

                       By Order of the Board of Directors,



                       /s/ Brian L.Phillips
                       --------------------
                       Brian L. Phillips
                       Secretary and Treasurer



Salt Lake City, Utah
April 15, 2003

 FORM OF PROXY CARD FOR ANNUAL MEETING OF STOCKHOLDERS OF CIMETRIX INCORPORATED



           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              CIMETRIX INCORPORATED

     I, as shareholder of common stock of Cimetrix Incorporated (the "Company"), revoke any previous proxies and appoint Joe K. Johnson and Robert H. Reback, and either of them, as my proxy to attend the annual meeting of shareholders of the Company to be held on May 10, 2003, and any adjournment thereof, and to represent, vote, consent, and otherwise act for me and for my shares in the same manner and with the same effect as if I am personally present. Without limiting the generality of the foregoing, my proxy shall vote as follows on the following matters:

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1, FOR PROPOSAL 2, AND IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.


--------------------------------------------------------------------------------
                             ^Fold and Detach Here^












Please mark your votes an indicated in the example [X]

                                        FOR all nominees       WITHHOLD
                                        listed (except as      AUTHORITY to vote
                                        marked to the          for all nominees
                                        contrary*).             listed.
Item 1 -   ELECTION OF DIRECTORS.             [ ]                [ ]

Nominees for election to the Board of Directors:
                  Joe K. Johnson
                  Robert H. Reback
                  Alan Weber
                  Scott C. Chandler

(*Draw a line through the name of any director for whom you wish to withhold authority to vote.)


                                               FOR     AGAINST         ABSTAIN
Item 2 -   RATIFICATION OF APPOINTMENT OF      [ ]       [ ]              [ ]
            INDEPENDENT PUBLIC ACCOUNTANTS


Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature________________________Dated:__________,2003.

---------------------------------------------
      Typed or printed name and or title


Signature________________________Dated:__________,2003.

---------------------------------------------
      Typed or printed name and or title